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Exhibit 99.1

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iParty Corp. Reports Q1 2003 Results

WEST ROXBURY, Mass.—(BUSINESS WIRE)—May 6, 2003—iParty Corp. (AMEX: IPT—news), a multi-channel retailer for party goods with 35 iParty retail stores and iParty.com, a destination site for party goods and party planning, today reported financial results for its first quarter of 2003.

For the quarter, iParty Corp. reported consolidated revenues of $10.3 million from the Company's retail stores and its website, www.iparty.com, compared to $10.6 million for the first quarter of 2002. The Company reported a consolidated net loss of $1,164,000 or $0.07 per share compared to a consolidated net loss of $943,000 or $0.06 per share for the first quarter of 2002.

Sal Perisano, Chief Executive Officer of iParty Corp., commented, "The fundamentals of our company remained strong during the first quarter of 2003, a quarter where unusually cold and snowy weather in our key markets, the war in Iraq and low consumer confidence all contributed to a weak retail environment. Our consolidated gross profit margin for the quarter was 39.3% of sales, a significant improvement compared to the margin of 37.2% achieved in the first quarter of 2002. This improvement is due to better pricing from our vendors and we will continue to benefit from this improved pricing going forward. This improvement in gross margin was offset by higher sales and marketing expense, which includes store payroll and other store-related selling expenses. We maintained our commitment to provide superior customer service by continuing to staff our stores accordingly."

"Our comparable store sales in the first quarter were down 7.5% from a year ago, when a gentle winter, the appearance of the New England Patriots in the Super Bowl and an early Easter contributed to strong sales. Sales in our Easter and everyday categories led to the decline this year, although sales were up nicely in categories like New Year's Day, St. Patrick's Day and Valentine's Day, where the breadth of our assortment makes a powerful and effective presentation. Extending the year-to-year comparison through Easter Sunday, April 20, 2003, to adjust for the timing shift of the holiday, year-to-date comparable store sales were down 3.0%, which demonstrates the importance of the timing of Easter to a holiday-driven business like ours."

"We see opportunities for growth as we look ahead. We are on track to open two new stores in the second half of this year, as we had planned, and we are continuing to look at additional real estate opportunities in New England for further expansion. Overall, we remain optimistic about our prospects for 2003 and beyond."

About iParty Corp.

Headquartered in West Roxbury, Massachusetts, iParty Corp. (AMEX: IPT—news), is a multi-channel party supply and party planning company that includes 35 iParty retail stores and iParty.com, an online destination, that makes throwing a successful event both stress-free and fun. From over 20,000 party supplies and costumes to an online party magazine and party related content, iParty offers consumers a sophisticated yet fun and easy-to-use resource with a definitive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding iParty Corp.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

iPARTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
	Mar 29, 2003	Mar 30, 2002
	(Unaudited)	(Unaudited)
Revenues	$10,287,577	$10,586,041
Operating costs:
Cost of products sold	6,241,696	6,646,619
Marketing and sales	3,772,859	3,401,008
General and administrative	1,385,869	1,384,434

Operating profit/(loss)	(1,112,847)	(846,020)
Other income (expense):
Interest income	1,386	4,705
Interest expense	(52,805)	(101,623)

Net income/(loss)	$(1,164,266)	$(942,938)

Loss per share:
Basic and diluted	$(0.07)	$(0.06)

Weighted average shares outstanding:
Basic and diluted	16,999,935	15,584,885

iPARTY CORP.
CONSOLIDATED BALANCE SHEETS

	Mar 29, 2003	Dec 28, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,476,997	$2,326,343
Restricted cash	308,144	371,952
Accounts receivable	295,677	445,988
Inventory, net	9,497,878	8,916,664
Prepaid expenses and other current assets	297,810	294,370

Total current assets	11,876,506	12,355,317
Property and equipment, net	1,106,455	1,128,897
Other assets	312,035	331,669

Total assets	$13,294,996	$13,815,883

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,371,191	$2,752,311
Accrued expenses	1,840,991	1,867,496
Current portion of capital lease obligations	179,517	237,080
Borrowings under line of credit	3,840,247	3,476,738

Total current liabilities	9,231,946	8,333,625
Long-term liabilities:
Capital lease obligations, net of current portion	2,480	3,173
Other liabilities	424,684	678,932

Total long-term liabilities	427,164	682,105
Commitments and contingencies
Stockholders' equity:
Preferred stock	2,614	2,616
Common stock	17,018	16,997
Additional paid-in capital	64,749,774	64,749,794
Accumulated deficit	(61,133,520)	(59,969,254)

Total stockholders' equity	3,635,886	4,800,153

Total liabilities and stockholders' equity	$13,294,996	$13,815,883

Contact:

iParty Corp.
Patrick Farrell, 617-323-0822

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iPARTY CORP. CONSOLIDATED STATEMENTS OF OPERATIONS
iPARTY CORP. CONSOLIDATED BALANCE SHEETS